Exhibit 3.2

MDU Resources Group, Inc. Bylaw Section 3.02

3.02 Qualifications. No person shall qualify for service as a Director of the Corporation (i) unless such person is in compliance with all applicable laws and regulatory requirements to which the Corporation’s Directors may be subject in connection with such person’s service as a Director, (ii) if such person is a named subject of a criminal proceeding (excluding traffic violations and other minor offenses) or if such person has been convicted in, or entered a plea of nolo contendere with respect to, a criminal proceeding (excluding traffic violations and other minor offenses) during the ten years preceding the date of election, (iii) if such person serves on the board of directors of more than two other public companies, (iv) if such person is a party to or beneficiary of any agreement, arrangement or understanding, whether direct or indirect, with any person or entity other than the Corporation providing for, or if such person has received, directly or indirectly, any compensation, payment or other benefit from any person or entity other than the Corporation, in each case that relates to such person’s service as a Director of the Corporation; provided that any pre-existing employment agreement such person has with his employer (not entered into, or materially modified, in contemplation of the employer’s investment in the Corporation or such person’s nomination as a Director) and any compensation, payment or other benefit received pursuant to such agreement shall not disqualify a person under this Section 3.02, if such agreement and any such compensation, payment or other benefit are disclosed to the Corporation in accordance with Section 2.08 of these Bylaws or, where that provision is not applicable, in the Corporation’s Questionnaires for Directors and Officers of the Corporation in connection with the Annual Meeting of Stockholders and Various Reports to the Securities and Exchange Commission completed by such person prior to his nomination, (v) if such person has attained the age of seventy-six (76) or (viv) if such person is a former officer or former employee of the Corporation.